As filed with the Securities and Exchange Commission on August 20, 2003
                                                     Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                               DELTA MUTUAL, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                  14-1818394
    (State or other jurisdiction              (IRS Employer Identification No.)
    of incorporation or organization)

                             111 North Branch Street
                             Sellersville, PA 18960
                    (Address of principal executive offices)

                                   -----------

           Services Agreement between Registrant and Gary T. Robinson
                              (Full Title of Plan)

                                   -----------

                                Gary T. Robinson
                        162 West 54th Street, Suite 12-E
                               New York, NY 10019
                     (Name and address of agent for service)

                                  -------------

                                 (267) 718-6545
          (Telephone number, including area code of Agent for Service)

                                   -----------

                                   Copies to:
                               Michael Paige, Esq.
                            Jackson & Campbell, P.C.
                       1120 20th Street, N.W., South Tower
                             Washington, D.C. 20036
                                 (202) 457-1600

                                   ----------

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed
                                                           Maximum
                                       Proposed            Aggregate
Title of Securities    Amount to Be    Maximum Offering    Offering     Amount of
To Be Registered       Registered      Price Per Share     Price*       Registration Fee
-------------------    ------------    ----------------    ---------    ------------------
Common Stock,
$.0001 Par Value
Per Share               280,000 shs       $ 1.05           $ 294,000       $  23.78
------------------------------------------------------------------------------------------

(*)Pursuant to Rule 457(h)(1), under the Securities Act of 1933, computed on the basis of the last sale price of the Common Stock as reported in the over-the-counter market on August 18, 2003.

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the common stock of Delta Mutual, Inc. (the "Company") that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company's receipt of consideration that results in an increase in the number of the Company's outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act. The offering price per share is based upon the reported last sale price of the Company's common stock on August 18, 2003, in the over-the-counter market.

================================================================================

Explanatory Note:

The prospectus set forth below and filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act of 1933, as amended, and in accordance with Section C of the General Instructions to Form S-8. The prospectus may be used for resales of common stock by the selling stockholder, as identified on page 10 of the prospectus, who is an Affiliate of the Registrant (as defined in Rule 501(b) of Regulation D of the Securities Act of 1933). The selling stockholder has acquired the shares of common stock pursuant to a Services Agreement, dated as of July 1, 2003.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                               DELTA MUTUAL, INC.

PROSPECTUS

                         280,000 Shares of Common Stock
                          (par value $.0001 per share)

                     FOR AN AFFILIATE OF DELTA MUTUAL, INC.

         A stockholder of Delta Mutual, Inc. (the "Company", "we" or "us") is offering for sale from time to time 280,000 shares of common stock, par value $0.0001 per share, pursuant to this prospectus. See "Selling Stockholder". The Selling Stockholder has acquired these shares pursuant to a Services Agreement with us, dated as of July 1, 2003.

         We will pay certain of the legal and other expenses of this offering, estimated to be $2,500. The selling stockholder will bear the cost of any brokerage commissions or discounts or other selling expenses incurred in connection with the sale of his shares. The price and the commissions, if any, paid in connection with any sale may be privately negotiated, may be based on then prevailing market prices, and may vary from transaction to transaction and, as a result, are not currently known. In making sales of the shares resold pursuant to this prospectus, the selling stockholder and the broker-dealer firms involved in the transactions will comply with the volumetric limitations set forth in Rule 144(e) under the Securities Act of 1933, as amended.

         Bid and asked prices for our common stock are quoted, and the last sale is reported, on the over-the-counter electronic bulletin board maintained by the National Association of Securities Dealers under the symbol "DLTM." On August 18, 2003 the last bid price of the common stock as reported was $1.05. As of August 4, 2003, there were 7,913,688 shares of our common stock outstanding.

         We have not registered the shares for sale by the selling shareholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

         AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES SIGNIFICANT RISK. WE URGE YOU TO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is August 20, 2003

                                BUSINESS SUMMARY

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus contains historical information as well as forward-looking statements. Statements looking forward in time are included in this prospectus pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. We wish to caution readers that in addition to the important factors described elsewhere in this prospectus, the following forward looking statements, among others, sometimes have affected, and in the future could affect, our actual results and could cause our actual consolidated results during 2003, and beyond, to differ materially from those expressed in any forward-looking statements made by or on our behalf.

Unless the context otherwise requires, the terms the "Company", "we", "our" and "us" refers to Delta Mutual, Inc.

GENERAL

We were incorporated under the name Delta Mutual, Inc. on November 17, 1999 in the State of Delaware. We are a development stage company and at that time prior Company management intended to provide mortgage services through the Internet to borrowers having substandard credit. Prior management intended to offer varied levels of mortgage and lending services by capitalizing on the popularity of Internet based financial services companies and secured the domain name rights to the name deltamutual.com.

During our first year of existence, prior management believed that it would be able to fund our intended operations through the sale of our common stock. Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "DLTM". At the time of our formation, companies with Internet based businesses were treated favorably in the capital markets. In 2000, however, the market for the stock of Internet based businesses deteriorated substantially, and many such companies went out of business because they were unable to generate sufficient revenues or raise additional capital.

From inception through December 31, 2002, we raised a limited amount of capital through the sale of our common stock: during the period from inception through December 31, 2001, we raised $10,750 through such private placements, and we raised $30,000 in December, 2002 through an investment by a single investor. These funds were not sufficient to capitalize any of our business plans.

In April 2001, Kelcon, Inc. ("Kelcon"), a company newly organized for the purpose by Kenneth A. Martin, acquired a controlling interest (450,000 shares) in Delta with a view to acquiring the assets of Enterprises Solutions, Inc. ("Enterprises"). Kelcon's Delta shares were acquired from two of Delta's directors, James E. Platek (300,000 shares) and Bonnie Cunningham (150,000), for which Kelcon paid a total of $450,000. Mr. Martin supplied $75,000 of the purchase price for Delta's shares, and an overseas investor who had previously invested in Enterprises supplied $375,000, for which Kelcon issued a 20% promissory note due October 31, 2001. The investor had the right to convert $100,000 principal amount of the note into 100,000 shares of Kelcon's Delta stock. As part of this transaction, Mr. Platek, Ms. Cunningham, and Delta's third director, Robert Franz, resigned and appointed Mr. Martin as Delta's sole director. Mr. Martin then appointed Mr. Sailor H. Mohler and Mr. Phillip Chung as additional directors.

In May 2000, prior Company management entered into an Agreement of Sale pursuant to which Delta was to acquire substantially all Enterprises' assets in exchange for approximately 11,068,307 shares of Delta's common stock. In June 2001, prior Company management prepared and filed with the Securities and Exchange Commission a registration statement for the shares to be issued to Enterprises' stockholders, with a view to consummating the acquisition.

Due to the death of Enterprises' president, the Agreement of Sale with Enterprises was terminated and the Company's registration statement was withdrawn. Shortly thereafter, Messrs. Sailor H. Mohler and Phillip Chung resigned as directors of the Company.

In August, 2002, prior Company management executed a letter of intent to merge with Helvetia Pharmaceuticals, Inc. After a due diligence period, prior Company management terminated negotiations and that proposed transaction was never consummated.

Change of Control

In November, 2002, Kelcon, Inc. sold its 450,000 Company common shares to Mr. Gary T. Robinson, a New York businessman, for $275,000 in a private transaction. This transaction represented a "Change in Control" of our Company. As part of this transaction, on March 10, 2003, Kenneth A. Martin appointed Mr. Gary Robinson and Mr. Peter Russo to serve as members of our Board of Directors, with Mr. Robinson being appointed as Chief Executive Officer and Chairman of the Board of Directors, while Mr. Russo was appointed as President and Secretary. Thereafter, on March 11, 2003, Mr. Martin resigned as an officer and director of the Company. On June 13, 2003 Mr. Robinson resigned as Chief Executive Officer and Mr. Russo was appointed Chief Executive Officer as of June 14, 2003.

Business Plan

Since the change in control, new Company management has embarked upon a new mission and strategic direction, intending to establish a series of subsidiaries and joint ventures, primarily for the establishment of business operations focusing upon providing technology and services in the environmental remediation industry and utilizing certain construction technologies to participate in select housing development projects.

Central and Eastern Europe - Marketplace

A very detailed report issued in the year 2000 by the Danish Ministry of Environment of the Danish Cooperation for Environment in Eastern Europe (DANCEE) identified pollution areas in twenty-one countries spanning hundreds of thousands of kilometers. The potential market value of remediating polluted sites numbers in the billions of dollars. The extensive pollution problems found in Central and Eastern Europe are expected to require extensive environmental effort for the several decades.

Since the collapse of the Former Soviet Union, the European countries that were part of the Soviet Bloc have aspired to join the European Union. Membership is the primary political driver for these countries in this region and these countries are ultimately expected to spend some one hundred twenty billion dollars to comply with the European Union's standards. The reality of the economic and political considerations leads governments of these countries to place environmental concerns and enforcement of environmental laws in a low priority.

The technologies available for certain site remediation projects have been available in the United States for many years. We see a growing site remediation marketplace in Central and Eastern Europe. We intend to enter into strategic alliances and obtain the necessary licenses to establish an environmental remediation business in Central and Eastern Europe.

We intend to license certain remediation technologies and align our business with certain technology partners. Although we have held discussions and negotiations with various parties in connection with our business plan in this marketplace, as of the date of this filing, we have only executed one technology license agreement, described below, in furtherance of our business plan.

The Company entered into a letter of intent with CEVA International, Inc., a company whose primary business is the provision of environmental services and technologies to public and private entities in Central and Eastern Europe. After the period within which the companies had agreed to cooperate with each other in the performance of due diligence investigations aimed at the opportunity to purchase certain assets, licenses and/or permits, we decided not to pursue this opportunity. As stipulated in the letter of intent, we exercised the option to terminate the activities.

On April 2, 2003, we entered into a technology license agreement with Joseph Friedman and Sons, International Inc. ("Friedman"). The license territory is all of the republics and the former Soviet Union where Friedman has business experience. This license agreement permits the licensee, Friedman, to utilize any and all technologies, licenses and permits acquired by our Company to develop environmental remediation projects and provides us with the opportunity to participate in all projects identified by this licensee.

On May 1, 2003 we entered into a joint venture with Ms. I. Turney Zwiebel and Nela Pavaloiu by forming a new company, Delta TP Mediu, SRL in Romania. The joint venture was organized to primarily pursue the sourcing, treatment and processing of hydro-carbon based and other industrial residuals and, where possible, to create alternative fuels and raw materials for industrial use.

We are currently in the process of finalizing a strategic alliance agreement with ZAFF International LTD, a Saudi Arabia company that holds multiple technology licenses and has strategic relationships with a large number of multi-national companies in areas other than environmental. The strategic alliance provides for the joint development of an environmental remediation project and programs for the Kingdom of Saudi Arabia.

The United States Government has scheduled a program for disposal of specific military related waste products that require not only specialized disposal facilities, but also state of the art identification and tracking systems. The disposal requirement is the outcome of a number of weapons destruction treaties that are in effect.

We have entered into discussions with several U.S.-based entities in the environmental technology field, discussing potential strategic partnerships and alliances.

On March 18, 2003, the Company entered into a letter of intent with Hi-Tech Consulting and Construction, Inc. ("Hi-Tech") to form a joint venture to provide environmental technology services primarily to markets in the Middle East and Africa. The joint venture company, named Delta Envirotech, Inc., will be based in Virginia and focus on participating in government sponsored pollution remediation projects. The joint venture agreement was concluded May 15, 2003 and Delta-Envirotech, Inc., a Delaware corporation, was formed.

On March 6, 2003, the Company entered into a consulting agreement with M.U.R.G. LLC ("M.U.R.G.), a Florida based real estate consulting firm for advisory services in connection with the proposed construction of approximately 500 homes in Puerto Rico by the company. We advanced M.U.R.G. $100,000 against its future commission compensation and M.U.R.G. delivered to us its promissory note payable on demand with interest accruing at the rate of 5% per annum. Mr. Gary Robinson, former Chief Executive Officer and our current Chairman of our Board of Directors advanced a $100,000 loan to us that permitted us to make the advance to M.U.R.G. The project did not go forward and on June 16, 2003 Mr. Robinson agreed to assume the promissory note from M.U.R.G. and eliminate the loan amount due him from the Company.

On April 25, 2003, the Company entered into a letter of intent with Ms. Jamie Burrows and Burrows Consulting, Inc., a Texas based corporation (collectively referred to as "Burrows") to form a joint venture company to be known as Delta Specialty Services. Delta Specialty Services will be based in Houston, Texas and will engage in providing waste remediation technologies and services on a project basis to the United States Government, foreign governments and their respective departments, agencies, political sub-divisions as well as to private entities around the world.

COMPETITION

We will remain a development-stage company until we have commenced business operations in accordance with our business plan and have successfully obtained debt or equity financing to fund our projected business operations. There are many established environmental remediation companies that have significantly greater financial and personnel resources and technical expertise than we do. There are well-capitalized environmental services and technology companies as well as highly capitalized housing development companies in our target marketplaces that will continue to retain their dominance and competitive advantages over us.

EMPLOYEES

Currently, we have two employees, Mr. Peter F. Russo, the President and Chief Executive Officer of our Company, and a staff professional. Assuming that we obtain the necessary funding to operate our planned businesses, we will hire several additional personnel to staff our projected business operations in Central and Eastern Europe as well as here, in the United States.

RISK FACTORS

Our business is subject to numerous risk factors, including the following:

NO REVENUE AND MINIMAL ASSETS. We have no operations or revenues. The Company's ability to continue as a going concern is dependent upon it's ability to obtain funds to meet its obligations on a timely basis, obtain additional financing or refinancing as may be required, and ultimately to attain profitability. There are no assurances that the Company will be able to obtain any additional financing or, if it is able to obtain additional financing, that such financing will be on favorable terms. The inability to obtain additional financing when needed would have a material adverse effect on operating results.

OUR BUSINESS IS IN THE DEVELOPMENTAL STAGE AND WE EXPECT TO INCUR LOSSES IN THE FUTURE. Our operations have not generated any revenues nor are they profitable. We have incurred net operating losses from the beginning of our development through March 31, 2003 of $655,591 and it is expected that we will continue to incur operating losses in the future. Failure to achieve or maintain profitability may materially and adversely affect the future value of our common stock.

WE WILL HAVE TO RAISE SIGNIFICANT ADDITIONAL CAPITAL. We will have to obtain significant additional capital to continue development of our proposed business. There is no assurance that we will be able to obtain sufficient capital to develop our proposed environmental remediation business and market our services successfully.

OUR MARKETS ARE VERY COMPETITIVE. Virtually all of our current and potential competitors have significantly greater financial, marketing and technical resources than we have. As a result, they may be able to leverage a customer base, adapt more quickly to new technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their services and products than we can.

OUR BUSINESS OPERATIONS COULD BE STOPPED BY FUTURE LAWS AND REGULATIONS: Our operations are and will be, subject to and substantially affected by the foreign laws of the countries in the CEE and FSU their respective regulations, orders and permits which govern environmental protection, health and safety, zoning and other matters. These laws, regulations, orders and permits may impose restrictions on operations that could adversely affect our results of operations and financial condition, such as limitations on the expansion of disposal facilities, limitations on or restrictions upon the treatment of waste or certain categories of waste or mandates regarding the disposal of and/or utilization of solid or hazardous waste. In particular, we are, and will be, subject to extensive and evolving environmental and land use laws and regulations, which have become increasingly stringent. These laws and regulations affect our businesses and will affect our businesses in a variety of ways. In order to develop and operate environmental remediation equipment, it is necessary to obtain and maintain in effect various facility permits and other governmental approvals, including those related to zoning, environmental protection and land use. These permit approvals are difficult, time consuming and costly to obtain and may be subject to community opposition by government officials or citizens, regulatory delays, subsequent modifications and other uncertainties. There can be no assurance that we will be successful in obtaining and maintaining in effect permits and approvals required for the successful operation and growth of our business, including permits and approvals required for the development of additional soil cleaning and/or waste derived fuel operations. The siting, design, operation and closure/shutdown of soil cleaning sites, waste derived fuel facilities and related equipment are also subject to extensive regulations. These regulations could require us to undertake investigatory or remedial activities, to curtail operations or to close soil cleaning facilities or other treatment facilities temporarily or permanently. Furthermore, future changes in these regulations may require us to modify, supplement or replace equipment or facilities at costs, which could be substantial. It is not possible to predict what impact, if any, new regulations, court decisions or local and national laws may have in the future on our facilities. Currently, we have no insurance that would cover our loss of profits or business that would result from the application of governmental laws, rules and regulations to our business activities.

OUR BUSINESS COULD BE SUBJECT TO FUTURE ENVIRONMENTAL LIABILITIES: Although we believe that we generally benefit from increased environmental regulations adopted from time to time by the countries in the CEE and FSU and from enforcement of those regulations, increased regulation and enforcement also create significant risks for us. The assessment, analysis, remediation, transportation, handling and management of hazardous substances necessarily involve significant risks, including the possibility of damages or personal injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities to customers and to third parties for damages arising from performing services for customers. We intend to obtain adequate insurance coverage for every project we undertake. These potential liabilities could arise from our activities that may be in compliance with government laws, rules and regulations as currently in force but which are no longer so as a result of the adoption of new governmental laws, rules and regulations. Such claims could be brought against us solely or against us and our business contractors, subcontractors or independent contractors who we have hired, on a joint and several basis.

OUR CUSTOMERS AND OTHER PARTIES COULD SUE US IF WE DO NOT PERFORM SERVICES PROMISED OR OUR BUSINESS OPERATIONS DAMAGE THE PROPERTY OR LAND OF OTHERS: In performing services for our customers, we potentially could be liable for breach of contract, personal injury, property damage (including environmental impairment), and negligence, including claims for lack of timely performance or for failure to deliver the service promised (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a client, should it prevail in its claims, are potentially large and could include consequential damages. Industrial waste management companies, in connection with work performed for customers, also potentially face liabilities to third parties from various claims including claims for property damage or personal injury stemming from a release of hazardous substances or otherwise. Claims for damage to third parties could arise in a number of ways, including: through a sudden and accidental release or discharge of contaminants or pollutants during transportation of wastes or the performance of services; through the inability, despite reasonable care, of a remedial plan to contain or correct an ongoing seepage or release of pollutants; through the inadvertent exacerbation of an existing contamination problem; or through reliance on reports prepared by such waste management companies. Personal injury claims could arise contemporaneously with performance of the work or long after completion of projects as a result of alleged exposure to toxic or hazardous substances. We intend to obtain insurance coverage for injuries we may cause to persons and property.

OPERATING IN OTHER COUNTRIES SUBJECTS OUR BUSINESS AND OUR BUSINESS ASSETS TO A FOREIGN GOVERNMENT'S RULES: All facets of our business would be conducted in the context of a rapidly developing and changing statutory and regulatory framework. In certain business sectors environmental regulations and laws are only beginning to be developed. In such instances, the market for our businesses is not driven by environmental regulations and laws which are in their nascent stage of development but by the prospective requirements of EU regulations among the countries aspiring to membership in the EU. Although we are confident that our relationships with both private and state-owned entities will increasingly develop and provide expansion for our business activities, there can be no assurances that such will be the case. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, governmental royalties and fees and involuntary renegotiationS of contracts with or licenses from foreign governments. We are also exposed to the risk of changes in foreign and domestic laws, regulations and policies that govern operations of overseas-based companies. In the event we achieve and maintain profitable operations in foreign countries, if we retain earnings it will be subject to taxes on all profits earned, and if we pay dividends, we will be subject to further taxes.

ANY CONTRACTS THAT PAY US IN A FOREIGN CURRENCY MAY NOT EQUAL THE EQUIVALENT IN U.S. DOLLAR VALUE: Although our contracts will be tied to, and payable in, United States dollars, future contracts for our services and technology may be payable in the local foreign currency. We also anticipate that we will provide technology and services in the future to companies or governments that pay us in the "EURO" currency adopted by the members of the European Common Market as their common currency. Payment in Euros will expose the company to currency fluctuations dependent on the European economy and other factors. We are therefore subject to significant foreign exchange risk. Significant inflation in emerging markets, or significant future devaluation of the currencies of these nations would decrease the dollar value of our investments. The Company plans to avail itself of prudent financial policies to minimize exposure to foreign exchange risks. Among these are contracts tied to a specific exchange rate, currency and other monetary assets held in USD, minimizing foreign denominated liabilities, and other financial policies. Despite best efforts, our ability to limit our exposure to currency fluctuations is restricted. We do not carry any insurance policy that would protect our assets from material and adverse currency fluctuations or devaluations.

WE PLAN TO OPERATE IN AN "EMERGING MARKET" SUBJECT TO HIGHER INCIDENCES OF RECESSION, CURRENCY DEVALUATION AND POLITICAL UPHEAVAL: Our businesses may be located in the Central and Eastern European Countries and Former Soviet Republics. These Countries are generally considered to be less developed or industrialized than countries located in Western Europe, the United States and Canada as well as other developed countries. The markets of these countries are referred to as "Emerging Markets". Emerging Markets often face economic problems that are not common in developed nations. Deficiencies in regulatory oversight, market infrastructure and business laws could expose our Company and its businesses to risks beyond those normally encountered in developed countries, such as access, currency, information, liquidity, market, operation, political and valuation risks.

WE DO NOT EXPECT TO PAY DIVIDENDS. We have never paid dividends on our common stock. Our management anticipates that any earnings generated from our operations will be used to finance our working capital, services and product development and marketing. For the foreseeable future, cash dividends will not be paid to holders of our common stock.

VOLATILITY OF STOCK PRICE. The market price of our common stock, as is the case for companies without established operations, is extremely volatile based on our future prospects generally and general market and economic conditions. During the 7 month period ended July 31, 2003, the closing per share price of our common stock has fluctuated from $3.01 to $0.16 per share. Our common stock currently trades in the OTC Bulletin Board market.

"PENNY" STOCK REGULATION OF BROKER-DEALER SALES OF OUR SECURITIES. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Generally, penny stocks are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). If our shares are traded for less than $5.00 per share, as they currently are, the shares will be subject to the SEC's penny stock rules unless (1) our net tangible assets exceed $5,000,000 during our first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (2) we have had average revenue of at least $6,000,000 for the last three years. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As long as our common stock is subject to the penny stock rules, the holders of the common stock may find it difficult to sell our common stock.

                                 USE OF PROCEEDS

         The shares of common stock being offered hereby are for the account of the Selling Stockholder. Accordingly, we will not receive any of the proceeds from the sale of the shares being offered hereby. See "Selling Stockholder".

                               SELLING STOCKHOLDER

         The shares of common stock to which this prospectus relates may be sold from time to time by the selling stockholder who is an Affiliate of the Company (as defined in Rule 501(b) of Regulation D of the Securities Act of 1933). The selling stockholder has acquired the shares of common stock pursuant to a services agreement, dated as of July 1, 2003, with us.

         The table below identifies the selling stockholder, his relationship to us, and the numbers of shares of common stock beneficially owned as of August 4, 2003, and the number of shares covered by this prospectus.


                                                              No. of Shs. Beneficially           No. of Shs.
Selling Stockholder                 Relationship              Owned as of August 18, 2003        To Be Sold
-----------------------             ---------------           ------------------------------     --------------
Gary T. Robinson                Chairman and Director            2,435,000                          280,000



PLAN OF DISTRIBUTION

         The common stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholder, including in one or more of the following transactions:

               o    in the OTC Bulletin Board Market;

               o    in transactions other than in the OTC Bulletin Board Market.

               o    in connection with short sales;

               o    by pledge to secure debts and other obligations;

               o in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

               o    in combination of any of the above transactions; or

               o pursuant to Rule 144, assuming the availability of an exemption from registration.

         The Selling Stockholder may sell his shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices.

         Broker-dealers that are used to sell shares will either receive discounts or commission from the Selling Stockholders, or will receive commissions from the purchasers from whom they acted as agents.

         In sales of the shares, the Selling Stockholder and participating broker-dealers will comply with the volumetric limitations of Rule 144(e) under the Securities Act of 1933, as amended.

                          DESCRIPTION OF CAPITAL STOCK

         We have registered our common stock under the Securities Exchange Act of 1934. For further information on us and our common stock, you should refer to our registration statement on Form 10-SB, filed on May 5, 2000, and Amendment No. 1 thereto, filed on June 15, 2000.

                                  LEGAL MATTERS

         Jackson & Campbell, P.C., Washington, D.C., has passed on the validity of the shares.

                                     EXPERTS

         The financial statements of Delta Mutual, Inc. as of December 31, 2002 and 2001, and for each of the years in the two year period ended December 31, 2002, incorporated by reference in this prospectus and registration statement have been audited by Wiener Goodman & Company, P.C., independent certified public accountants, as set forth in their report thereon and incorporated by reference herein. The financial statements referred to above are incorporated by reference herein and in the registration statement in reliance on the authority of said firm in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. - 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC's web site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

         1. Our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2002.

         2. Our reports on Form 10-QSB for our fiscal quarter ended March 31, 2003.

         3. The Company's Registration Statement on Form 10-SB under the Exchange Act, as filed with the Commission on May 5, 2000, together with Amendment No. 1 thereto, filed with the Commission on June 15, 2000, and the description of common stock set forth therein, including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address: 111 North Branch Street, Sellersville, PA 18960; telephone (215)258-2800.


         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), File No. 000-28195, are hereby incorporated by reference in this Registration Statement:

         1. The Company's Annual Report on Form 10-KSB under the Exchange Act, as filed with the Commission on April 16, 2002.

         2. The Company's Registration Statement on Form 10-SB under the Exchange Act, as filed with the Commission on May 5, 2000, together with Amendment No. 1 thereto, filed with the Commission on June 15, 2000, and the description of common stock set forth therein, including any amendments or reports filed for the purpose of updating such description.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

The Registrant's certificate of incorporation, as amended, authorizes the issuance of up to 20,000,000 shares of the Registrant's common stock, $0.0001 par value per share. Currently, the Registrant has approximately 7,914,000 shares of common stock outstanding.

     The Registrant's common stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of the Registrant's common stock are fully paid and nonassessable.

     Holders of the Registrant's common stock are entitled to one vote, in person or by proxy, for each share of the Registrant's common stock held of record in the stockholder's name on the books of the Registrant as of the record date on any matter submitted to the vote of the stockholders. Cumulative voting in the election of directors is not available to stockholders of the Registrant. Each share of the Registrant's common stock has the same rights, privileges and preferences as every other share and will share equally in the Registrant's net assets upon liquidation or dissolution after satisfaction of liabilities.

     The Registrant's stockholders are entitled to dividends when, and if, declared by the Registrant's board of directors out of funds legally available therefor, and after satisfaction of the prior rights of holders of any outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of Delaware).

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's certificate of incorporation, as amended, provides that its directors and officers shall be indemnified to the fullest extent permissible under Delaware law. The certificate of incorporation also provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, employees and agents of a corporation.
Section 145 of the Delaware General Corporation Law provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS


Exhibits
--------
3.1 Articles of Incorporation of the Company, as currently in effect, incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form 10-SB filed with the Commission on June 15, 2000.

3.2 By-Laws of the Company, incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form 10-SB filed with the Commission on June 15, 2000.

3.2a Amendment to Article III, Section I of the By-Laws, incorporated by reference to the Company's quarterly report on Form 10-QSB, filed with the Commission on November 21, 2000.

5.1* Opinion of Jackson & Campbell, P.C., counsel to the Company, regarding the legality of the Common Stock being registered.

10.10                 Agreement, dated July 1, 2003, between the Company and
                      Gary T. Robinson.

23.1*                 Consent of Wiener, Goodman & Company PC.
---------------------
* Filed herewith.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or By-Laws, by contract, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sellersville, Pennsylvania, on August 20, 2003.

                              DELTA MUTUAL, INC.
                              (Registrant)

                               By:    /s/ Peter F. Russo
                               -------------------------------
                               Title:  President, Chief Executive Officer &
                                       Principal Executive and Financial Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

        Signature                     Titles                     Date
        ---------                     ------                     ----


   /s/ Gary T. Robinson         Chairman and                  August 20, 2003
   ------------------------     Director
       Gary T. Robinson

                                INDEX TO EXHIBITS
                                -----------------


5.1 Opinion of Jackson & Campbell, P.C., counsel to the Company, regarding the legality of the Common Stock being registered.

10.7                  Agreement, dated July 1, 2003, between the Company and
                      Gary T. Robinson.

23.1                  Consent of Wiener, Goodman & Company, PC